Exhibit 10.41
AMENDMENT NO. 3 TO
SUPPLY AGREEMENT
This Amendment No. 3 to the Supply Agreement (this “Amendment”) is entered into as of September 30, 2019, between DSM Nutritional Products AG, Wurmisweg 576, 4303 Kaiseraugst, Switzerland, (hereinafter "DSM”) and Amyris, Inc., 5885 Hollis Street, Emeryville, CA 94608, USA (hereinafter “Amyris”) (each of DSM and Amyris hereinafter referred to as a “Party”, together referred to as the "Parties").
WHEREAS, Amyris entered into a Supply Agreement, dated as of December 28, 2017, with DSM Produtos Nutricionais Brasil S.A. (the “Agreement");
WHEREAS, on January 12, 2018, DSM’s affiliate DSM Produtos Nutricionais Brasil S.A. assigned all of its rights, title and interest in the Agreement to DSM;
WHEREAS, on November 19, 2018 the Parties entered into Amendment No. 1 to the Agreement;
WHEREAS, on April 16, 2019 the Parties entered into Amendment No. 2 to the Agreement; and
WHEREAS, the Parties desire to further amend the Agreement.
NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows;
1. Amendments.
a. Section 6.4 of the Agreement is hereby deleted and amended and restated to read;
“After receipt of a Purchase Order, DSM shall issue an invoice upon Amyris taking title to the ordered Product, with Amyris taking title to and risk for the Product(s) upon the Product(s) being transferred from the Brotas 1 facility to the Amyris chartered transportation (“ex works inco terms"). Unless otherwise agreed in writing, payment of all undisputed amounts of such invoices shall be made by bank transfer within sixty (60) days after receipt of Product by Amyris. Invoices are to be sent via email prior to the paper version in order to avoid delays. Each invoice shall reflect a 1.25% per month finance charge applicable to the later thirty (30) days of the sixty (60) day period for payment, and Amyris shall pay all such finance charges upon payment of each invoice. The currency for invoicing and payment shall be US Dollars. Amyris will notify DSM within ten business (10) days after receipt of an invoice if Amyris disputes the amount or calculation of the fees or other charges set forth therein, describing in reasonable detail the basis for the dispute (and for the avoidance of doubt, will pay when due the undisputed amount of such invoice). In such event, DSM will provide Amyris with additional support for the calculation of the fees and charges in dispute and make available any books and records requested by Amyris related to the elements and calculation of the disputed fees and charges. The Parties will work together in good faith to resolve any such dispute promptly. If the Parties agree on the amount to be paid, Amyris will pay the invoiced amount (or, if applicable, an adjusted amount agreed by the Parties based on such review) within fifteen business (15) days following receipt of the additional materials from DSM. In the event that the Parties are unable to resolve such a dispute, either Party may submit such dispute to the Parties' respective management, for Amyris the Chief Executive Officer and for DSM the President Global Products & Alliances, for resolution, provided the amount in dispute is less than $1,000,000, or to arbitration in accordance with Article 13 in all other events.”

b. The Agreement is hereby modified and amended to add a new Section 6.6 following Section 6.5 as set forth below:
“(a) Payment Default. Notwithstanding anything in this Agreement to the contrary, in the event that (i) the aggregate undisputed amount of payments outstanding under invoices issued by DSM under this Agreement, when added together with any Excess Raw Material Costs borne by DSM, exceeds ten million dollars ($10,000,000), (ii) any invoiced amount has not been paid in full within 60 days in accordance with Section 6.4 or (iii) any Interest Payment Default shall have occurred (any of the circumstances described in the foregoing clauses (i) through (iii), a “Payment Default”), then DSM’s obligations under this Agreement shall be suspended and DSM shall not be obligated to perform any of the Services or to deliver any Product hereunder until such time as such Payment Default shall have been cured.
(b)For purposes of this Agreement, (x) “Excess Raw Materials Costs” means the cost of any Raw Materials purchased by DSM to manufacture Products in accordance with the notices furnished by Amyris pursuant to Section 2.3 to the extent such Raw Materials costs have not yet been included in any invoice issued by DSM for such Products and (y) “Interest Payment Default” means a default in the payment of (1) any interest payment upon Note B-1 issued in connection with the Credit Agreement, dated December 28, 2017, by and between Amyris and DSM Finance BV (and any other notes payable that may be issued under such agreement from time to time after the date hereof) or (2) any interest payment upon any note payable issued in connection with the Credit Agreement, dated September 17, 2019, by and between Amyris and DSM Finance BV, in each case, when such interest becomes due and payable.
(c)In the event that there shall have occurred more than two Payment Defaults in any twelve (12) month period after the date hereof, DSM shall have the right, upon ninety (90) days prior written notice to Amyris, to modify the payment obligations set forth in Section 6 hereof to require payment of all undisputed amount of such invoices within thirty (30) days after receipt of Product by Amyris.”
2 Effective Date. This Amendment shall become effective as of the date set forth above.
3.No Other Amendments. Except as expressly amended hereby, the terms and conditions of the Agreement shall remain unchanged and in full force and effect, and the execution of this Amendment is not a waiver by either Party of any of the terms or provisions of the Agreement. In the event of any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall govern. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the same meanings as such terms are given in the Agreement. For clarity, any cross-references to Agreement Sections refer to those Agreement Sections as amended by this Amendment.
4.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed and original, but all of which together shall constitute one and the same document.
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IN WITNESS WHEREOF, DSM and Amyris have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

             DSM NUTRITIONAL PRODUCTS AG

             By: _/s/ A. Bos_________________________

             Name: A. Bos

             Function:

             By: _/s/ Bruno Mueller___________________

             Name: Bruno Mueller

             Function: Vice-President

AMYRIS, INC.

             By: /s/ John Melo______________________

             Name: John Melo

             Function: President & CEO